Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
November 26, 2008

Press Contact:
Tom Martin
KL Energy Corporation
Tel. 605.718.0372, Extension 16
tmartin@klenergycorp.com

KL ENERGY CORPORATION DRAMATICALLY INCREASES YIELD RATE AND REDUCES OVERALL COST OF CELLULOSIC ETHANOL THROUGH NEW PRODUCTION TECHNIQUE

 Second Generation Cellulosic Ethanol and Biofuel Developer Moves Forward with New Method Significantly Increasing Yield

KL Energy Corp. (OTC BB: KLEG) has announced that, through new plant engineering and improvement of bio-chemical processes, KL Energy has been able to increase its overall glucose recovery rate by 56% per dry ton of wood while simultaneously reducing its enzyme rate by 22%. Testing for glucose recovery rate and enzyme levels was successfully completed at KL Energy’s feedstock testing facility.  KL Energy has since made the necessary equipment upgrades at its commercial facility to scale up these process improvements.  KL Energy believes that it was one of the first companies to successfully generate a cellulosic ethanol process from wood-based material in North America and now continues to enhance the cellulosic ethanol process to be more cost-efficient while producing higher commercial scale yield rates.

Randy Kramer, KL Energy’s President and Chief Executive Officer said, “As a leader in biofuels development, KL Energy is proud to announce our recent achievements in significantly increasing our glucose recovery rate while reducing the rate of enzyme use. We feel this is a landmark achievement for KL Energy, proving economically viable yield and enzyme consumption rate results in a commercial-scale plant environment.  If implemented properly, these new developments could allow ethanol producers to significantly lower the cost of cellulosic ethanol while also increasing overall production efficiency.”

About KL Energy Corp.
KL Energy  is headquartered in Rapid City  and focuses on the design,  construction and operation of bio-ethanol plants, with an emphasis on efficient construction, process optimization, and industry leading energy-efficiencies. Applying advanced engineering skills and knowledge in petrochemical process design, KL Energy Corp. has become a leader in the design and optimization of cellulosic ethanol.  KL Energy also markets biofuels it produces as well as biofuels produced by third parties. Additional information is available at the Company's website at www.klenergycorp.com

FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as "expects," "plans" "will," "may," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties ..  Actual results may differ materially from those expressed or implied by such forward-looking statements. Actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with U.S. and international transactions, the impact of current, pending, or future legislation and regulation on the industry, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers, ability to maintain quality control, collection-related risks from U.S. and international transactions, or the Company's ability to manage growth. Other risk factors include those that are found in the Company's  Current Report on Form 8-K filed with the Commission on October 7, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. All forward-looking statements included in this release are made as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements.

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